Exhibit 10.9

GEORGETOWN SAVINGS BANK

INCENTIVE COMPENSATION PLAN

January, 2004

Purpose of the Plan

The purpose of the Georgetown Savings Bank’s incentive compensation plan (“Plan”) is designed to provide incentives and awards to employees in order to support organizational objectives and financial goals as defined in the Strategic Plan.

It strives to demonstrate that both teamwork and individual effort directed toward common goals will result in progressive financial rewards for all. It is further intended to attract, motivate and retain high quality personnel and support continued growth and profitability of the Bank.

It is important to note that participation and payout in the Plan is dependent upon one’s level within the organization and his(her) resultant ability to have greater or lesser influence on the Bank’s strategic outcome.

General Description of the Plan

The Plan protects the long-term viability of the Bank by requiring reasonable minimum earnings before any performance incentive award can be made, and it provides a moving benchmark measure of profitability and payout in order to recognize the potential for an ever increasing ability of employees to influence profitability.

It is important to note that this Plan is established to augment regular salary and benefits programs already in existence. This incentive plan is not meant to be a substitute for salary increases but supplemental to salary and, as stated earlier, a reward for exceptional performance.

Administration of the Plan

Throughout this Plan, reference to the actions and authority of the Compensation Committee of the Board of Trustees (the “Committee”) also presumes that the Committee will recommend, and the Board of Trustees will approve or disapprove, final disposition of all matters pertaining to administration of the Plan. The Committee, with Board approval, has the responsibility to interpret, administer and amend the Plan as necessary. The recommendations of the Committee as approved by the Board, affecting the construction, interpretation and administration of the Plan, shall be final and binding on all parties.

Before the beginning of each Plan year, the Committee may review and revise this Plan. However, it is expected that the Plan will require modification only when significant changes in organization, goals, personnel or performance occur. The Chief Executive Officer will work with the Committee on any proposed changes to the Plan.

Computation of incentive awards will be made and reported to the Trustees by the Compensation Committee. Maintenance of participant payment shall be the responsibility of the CFO. Such computations and records may be audited annually by the independent auditors or a consultant of the Bank prior to submission to the Committee and the Board for review and approval. Finally, the Committee, with Board approval, may exclude extraordinary occurrences, which could affect the incentive awards, either positively or negatively, but are of their nature outside the Significant influence of Plan participants. Extraordinary occurrences impacting on Bank earnings may be excluded when calculating the Pool to ensure that the best interests of the Bank are protected and are not brought into conflict with the best interests of Plan participants.

Plan Participants

Full-time and part-time employees employed by the Bank on or before September 30th of the current Plan Year are eligible. Eligible participants who have been employed by the Bank for less than one year will receive their incentive award on a prorated basis.

Definitions of Terms

•	Operating Income - income derived essentially from the day-to day operations of the Bank.

•	Base Plan Income - net income after allowance for all taxes used to calculate the amount available for bonus awards.

•	Threshold Performance - the minimum performance (profit) level of the Bank below which no awards will be given.

•	Performance Levels - formula of graduated earning levels and percentage of contribution to Incentive Pool.

•	Plan Year - January 1 to December 31

•	Base Award - those funds which have been set aside for distribution in accordance with the formulas outlined in this Plan.

General Procedures

At or Before the Beginning of Plan Year

•	Management goals and objectives are established, generally before start of the Plan year.

•	The Budget is drafted and approved by the Board.

•	A threshold earnings level is determined for the year based on the budget.

•	The category levels of management and staff participation are determined.

•	Benchmark performance levels are determined.

•	Plan participants are notified of performance levels and their respective category level for the Plan Year.

During the Plan Year

•	Management will, at least quarterly, update the staff regarding the current income of the Bank and the expected outcome against the Incentive Plan.

•	Management will, at least quarterly, update the Compensation Committee regarding the progress of the Bank toward the various incentive thresholds.

After Close of the Plan Year

•	The Base Percent Award is calculated based on formula. No incentive awards will be granted for a Plan year if total earnings are below the income threshold established. (See attached Exhibit 1)

•	Individual allocations of the Base Percent Award are determined.

•	The results are presented to the Board of Trustees for approval.

•	Distribution is made. Distributions will be made within thirty days of the end of the Incentive Plan Year. Distribution of the incentive pool is based on W-2 compensation as of December 31 of the Plan Year, less the incentive paid for the prior year. Employees whose performance level does not meet expectations may not be eligible for an incentive payout.

Other Considerations

It is not possible to consider all issues that will invariably materialize as plans are developed and implemented. Therefore, the Compensation Committee will act on individual cases as issues are identified.

Withholding for Taxes

The Bank shall deduct from all payments under this plan any federal or state taxes required by law to be withheld with respect to such payments.

Approved and Ordered By: Board of Trustees

Date Approved: December 9, 2003